UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

TREATY ENERGY CORPORATION
(Exact name of registrant as specified in its charter)

NEVADA	86-0884116
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

440 Louisiana, Suite 1400 Houston, Texas	77002
(Address of principal executive offices)	(zip code)
TREATY ENERGY CORPORATION 2011 STOCK BENEFIT PLAN
(Full title of plan)
Nevada Corporate Headquarters, Inc. 101 Convention Center Drive, Suite 700 Las Vegas, NV 89109
(Name and address of agent for service)
(905) 332 – 3110
(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.001 par value per share	100,000,000	$0.008	$800,000	$92.33

(1)	Calculated for purposes of calculating the registration fee as of the closing price on February 17, 2011 pursuant to Rule 457(c).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Omitted pursuant to the General Instructions of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents which we have filed with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference:

(a)	Our Annual Report on Form 10-K for the year ended December 31, 2009;

(b)
All other reports filed pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the document referred to in (a) above; and

(c)
Description of our common stock contained or incorporated in the registration statements we filed under the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

All documents that we subsequently filed with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part of this Registration Statement from the date of filing of such documents.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

None.

Item 6. Indemnification of Directors and Officers.

As permitted by the provisions of the Nevada Revised Statutes (the "NRS"), the Company has the power to indemnify any person made a party to an action, suit or proceeding by reason of the fact that they are or were a director, officer, employee or agent of the Company, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with any such action, suit or proceeding if they acted in good faith and in a manner which they reasonably believed to be in, or not opposed to, the best interest of the Company and, in any criminal action or proceeding, they had no reasonable cause to believe their conduct was unlawful. Termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which they reasonably believed to be in or not opposed to the best interests of the Company, and, in any criminal action or proceeding, they had no reasonable cause to believe their conduct was unlawful.

         The Company must indemnify a director, officer, employee or agent of the Company who is successful, on the merits or otherwise, in the defense of any action, suit or proceeding, or in defense of any claim, issue, or matter in the proceeding, to which they are a party because they are or were a director, officer employee or agent of the Company, against expenses actually and reasonably incurred by them in connection with the defense.

         The Company may provide to pay the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding as the expenses are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that they are not entitled to be indemnified by the Company.

         The NRS also permits a corporation to purchase and maintain liability insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the corporation as a director, officer, employee or agent, of another corporation, partnership, joint venture, trust or other enterprise for any liability asserted against them and liability and expenses incurred by them in their capacity as a director, officer, employee or agent, or arising out of their status as such, whether or not the Company has the authority to indemnify them against such liability and expenses.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

EXHIBIT NUMBER	DESCRIPTION
4.1	Articles of Incorporation (incorporated by reference to our Form 10-SB filed on November 10, 1999 and amended as of January 28, 2011)
4.2	Bylaws (incorporated by reference to our Form 10-SB filed on November 10, 1999)
5.1	Opinion of Whitley LLP Attorneys at Law regarding the legal validity of the shares of common stock being registered on this Registration Statement
23.1	Consent of Counsel (contained in Exhibit 5.1)
23.2	Consent of Independent Registered Public Accounting Firm

Item 9. Undertakings.

We hereby undertake:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i.)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii.)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii.)	To include any material information with respect to the plan of distribution.

Paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports we filed pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(1)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(2)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(3)   We hereby undertake that, for purposes of determining any liability under the Securities Act, if the securities are offered or sold to a purchaser by means of the following communications, we will be a seller to the purchaser and will be considered to offer or sell such securities to the purchaser:

(i.)	Any preliminary prospectus or prospectus relating to the offering required to be filed pursuant to Rule 424;

(ii.)	Any free writing prospectus relating to the offering or used or referred to by us;

(iii.)	The portion of any other free writing prospectus relating to the offering containing material information about the Company or its securities provided by or on behalf of the Company; and

(iv.)	Any other communication that is an offer in the offering made by us to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on the 22nd day of February, 2011.

TREATY ENERGY CORPORATION

By:	/s/ Andrew V. Reid
Andrew V. Reid
Chief Executive Officer and President

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Andrew V. Reid	Chief Executive Officer, President, Director	2/22/2011
Andrew V. Reid

/s/ Paul L. Fourt, Jr.	Director	2/22/2011
Paul L. Fourt, Jr.

/s/ Dan Olson	Director	2/22/2011
Dan Olson